SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

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                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                                 JULY 10, 1998
                                 Date of Report
                        (Date of earliest event reported)


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                         ADVANCED TISSUE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


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          Delaware                      0-016607               14-1701513
          --------                      --------               ----------
(State or other jurisdiction of       (Commission           (I.R.S. Employer
 incorporation or organization)        File No.)           Identification No.)


     10933 North Torrey Pines Road, La Jolla, California          92037
     ---------------------------------------------------          -----
     (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code:  (619) 450-5730




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Item 5.  Other Events

On July 10, 1998, Advanced Tissue Sciences, Inc. (the "Company") completed a private placement of $25 million of Series B Convertible Preferred Stock (the "Series B Preferred Stock") to a group of investors (the "Investors"). Subject to adjustment in certain events, the Series B Preferred Stock is convertible into Common Stock of the Company at $4.77 per share (the "Conversion Price"). The Conversion Price will be increased by one-half the amount by which the market price of the Common Stock on the date of conversion exceeds $7.96 per share. Conversely, should the average daily trading price (as defined in the agreements) prior to a conversion be equal to or below $3.58 per share, the Conversion Price will be equal to such average daily trading price.

The Series B Preferred Stock accrues dividends at 5% per annum. Dividends are payable quarterly in Common Stock or cash at the option of the Company. To the extent not previously converted, the Series B Preferred Stock is, at the election of the Company, redeemable at par value plus accrued dividends or convertible into Common Stock three years from the date of issuance subject to extension in certain circumstances. The Series B Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events. The Common Stock issuable upon conversion of the Series B Preferred Stock will be registered for resale under the Securities Act of 1933.

Under the terms of the private placement and subject to certain conditions, the Company has the option to sell an additional $25 million of the Series B Preferred Stock in the first quarter of 1999 to the Investors. Conditions to the Company's option include having the Common Stock issuable on conversion registered and that the Common Stock must be trading above $5.49 per share, among others. The Investors participating in the private placement were advised by the Promethean Investment Group L.L.C. The terms of the private placement are more fully described in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, and the Securities Purchase Agreement and Registration Rights Agreement between the Company and the Investors which are attached hereto as exhibits and are incorporated herein by reference.

Separately, the Company reported that it has extended its existing equity line to February 2000. Under the equity line, the Company could receive up to $50 million from the sale of Common Stock to an investor group. Drawings under the equity line are at the Company's discretion. The Company originally entered into an investment agreement for the equity line in February 1996. The decision to draw any funds under the equity line remains at the Company's sole discretion. Under the provisions of the equity line and subject to applicable rules and regulations, the Company can obtain up to $15 million at any one time through the sale of Common Stock. Any sales against the equity line will be at a five percent discount to the average low sales prices of the Company's Common Stock over a specified period of time as determined by market volume at the time of the draw. The Company's ability to draw under the equity line is subject to certain conditions including, but not limited to, registration of the shares, a minimum trading price per share, and certain limitations on the number of shares of Common Stock held by the investment group at any point in time. The agreement to extend the equity line is set forth in Amendment No. 2 to the Investment Agreement between the Company and Hatteras Partners, L.P. (formerly Ramius Haterras Partners, L.P.) which is attached hereto as an exhibit and is also incorporated herein by reference.

The foregoing summary is qualified in its entirety by reference to the exhibits attached hereto.

                                  2


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Item 7.  Exhibits

  Exhibit
  Number                          Description
  -------                         -----------

   3.1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Advanced Tissue Sciences, Inc.

   4.1 Amendment No. 2 to Investment Agreement between Advanced Tissue Sciences, Inc. and Hatteras Partners, L.P. (formerly Ramius Hatteras Partners, L.P.) dated July 10, 1998

  10.1 Securities Purchase Agreement by and among Advanced Tissue Sciences, Inc. and the Investors dated July 10, 1998

  10.2 Registration Rights Agreement by and among Advanced Tissue Sciences, Inc. and the Investors dated July 10, 1998



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          ADVANCED TISSUE SCIENCES, INC.


Date: July 15, 1998                       By:  /s/ Arthur J. Benvenuto
                                             --------------------------
                                             Arthur J. Benvenuto
                                             Chairman and
                                             Chief Executive Officer